As filed with the Securities and Exchange Commission on March 13,  2017

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Century Casinos, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1271317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

455 E. Pikes Peak Ave., Suite 210 Colorado Springs, Colorado	80903
(Address of principal executive offices)	(Zip code)

CENTURY CASINOS, INC.

2016  EQUITY INCENTIVE PLAN

(Full title of the plan)

Margaret Stapleton
Executive Vice President and

Principal Financial/Accounting Officer

455 E. Pikes Peak Ave., Suite 210

Colorado Springs, Colorado  80903

(Name and address of agent for service)

(719) 527-8300

(Telephone number, including area code, of agent for service)

Copy to:

Douglas R. Wright
Faegre Baker Daniels LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203
(303) 607-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐      Accelerated filer  ☑      Non-accelerated filer  ☐     Smaller reporting company  ☐

                   (Do not check if a smaller

reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,500,000 shares	$7.03	$24,605,000.00	$2,851.72

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Century Casinos, Inc. (the “Company”) that become issuable under the Century Casinos, Inc. 2016 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Company’s Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the NASDAQ Capital Market on March 6, 2017, pursuant to Rule 457(c) and (h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017;
(b)	the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2017; and
(c)

the description of the Company’s Common Stock contained in the Company’s Current Report on Form 8-K filed with the SEC on July  11, 2005, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145 of the DGCL also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where a person is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses which such person actually and reasonably incurred.

Section 102(b)(7) of the DGCL permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that the liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty is limited to the fullest extent permitted by the DGCL.  The Company’s Certificate of Incorporation and Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the DGCL.

The Company has entered into employment agreements with each of its co chief executive officers that provide that, so long as the executive is not found by a court of law to be guilty of a willful and material breach of the agreement or to be guilty of willful gross misconduct, the Company will indemnify the executive from and against any and all losses, liability, claims and expenses, damages, or causes of action, proceedings or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and selected by the executive) incurred by the executive and arising out of, in connection with, or based upon the executive’s services and the performance of his duties pursuant to such executive’s employment agreement whether or not resulting in any such liability. Each employment agreement also provides that the Company will reimburse the executive for any reasonable legal or other expenses as and when incurred by the executive in connection with investigating or defending against any such loss, claim, damage, liability, action, proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto, whether or not the executive is a defendant in or target of such action, proceeding or investigation. The Company also has purchased directors’ and officers’ liability insurance pursuant to which our officers and directors may be reimbursed for any losses or expenses they incur in connection with their service as officers or directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed for the Company’s 1994 Annual Meeting of Stockholders)
4.2

Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 11.14 previously filed by the Company with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on July 26, 2002)

4.3

Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.3 previously filed by the Company with its Registration Statement on Form S-3 filed on July 11, 2005 (No. 333-126519))

5.1	Opinion of Faegre Baker Daniels LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Century Casinos, Inc. 2016 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2016)

Item 9. Undertakings.

(a)   The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a  20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on March 13,  2017.

CENTURY CASINOS, INC.

By:	/s/ Margaret Stapleton
Margaret Stapleton
Executive Vice President and Principal Financial/Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret Stapleton as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and on his or her behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Erwin Haitzmann Erwin Haitzmann	Chairman of the Board and Co Chief Executive Officer	March 13, 2017

/s/ Peter Hoetzinger Peter Hoetzinger	Vice Chairman of the Board, Co Chief Executive Officer and President	March 13, 2017

/s/ Margaret Stapleton Margaret Stapleton	Executive Vice President and Principal Financial/Accounting Officer	March 13, 2017

/s/ Dinah Corbaci Dinah Corbaci	Director	March 13, 2017

/s/ Robert Eichberg Robert S. Eichberg	Director	March 13, 2017

/s/ Gottfried Schellmann Gottfried Schellmann	Director	March 13, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed for the Company’s 1994 Annual Meeting of Stockholders)
4.2

Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 11.14 previously filed by the Company with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on July 26, 2002)

4.3

Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.3 previously filed by the Company with its Registration Statement on Form S-3 filed on July 11, 2005 (No. 333-126519))

5.1	Opinion of Faegre Baker Daniels LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Century Casinos, Inc. 2016 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2016)